Exhibit (d)(3)

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (the “Agreement”) is effective as of the date of the last signature below (the “Effective Date”) and is made by and between GlaxoSmithKline LLC, with offices located at 1250 South Collegeville Road, Collegeville, PA 19426 (“GSK”), and Nuvalent, Inc., with offices located at One Broadway, 14th Floor, Cambridge, MA 02142 (“Nuvalent”), collectively referred to as “Parties” or in the singular “Party,” under the following terms and conditions:

1	DEFINITIONS

1.1	For the purposes of the Agreement, the following terms are defined as follows:

“Affiliate” means in relation to a Party to the Agreement, any entity that directly or indirectly controls, is controlled by, or is under common control with that Party. In this context, “control” means (a) ownership by one entity, directly or indirectly, of more than 50% of the voting shares of another entity or (b) the power of one entity to direct the management or policies of another entity.

“Agreed Purpose” means the limited purpose of the Parties engaging in discussions and evaluating their interest in a potential business transaction relating to the Confidential Information disclosed under the Agreement.

“Business Day” means any day, other than a Saturday or Sunday, or a public holiday observed by commercial banks in New York City, USA.

“Confidential Information” includes but is not limited to any and all proprietary or confidential scientific, technical, financial or business information disclosed or provided to the Receiving Party by or on behalf of the Disclosing Party before, on or after the Effective Date of the Agreement whether communicated in tangible or intangible form and including, without limitation, all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing, whether made by the Receiving Party or otherwise.

For the avoidance of doubt, “GSK Confidential Information” includes the Confidential Information of GSK and its Affiliates disclosed under the Agreement about its research and development activities, programs, products and commercial capabilities.

For the avoidance of doubt, “Nuvalent Confidential Information” includes the Confidential Information of Nuvalent and its Affiliates disclosed under the Agreement about its portfolio of targeted cancer therapies.

“Disclosing Party” means the Party or such Party’s Affiliates that releases, exchanges, shares or discloses Confidential Information.

“Law” means all laws, statutes, rules, regulations, government orders and guidance, and binding court orders, and industry guidance and standards.

“Receiving Party” means the Party or such Party’s Affiliates that receives, obtains or retains the Disclosing Party’s Confidential Information.

2	CORE OBLIGATIONS

2.1	The Receiving Party will:

(a)

keep the Disclosing Party’s Confidential Information secret and confidential in the same manner that it protects its own confidential information of a similar nature, which shall be at least a reasonable standard of care;

(b)	not copy, record or use the Disclosing Party’s Confidential Information except for the Agreed Purpose;

(c)

not directly or indirectly disclose the Disclosing Party’s Confidential Information except to such of its, and its Affiliates’, directors, officers, employees, agents, consultants, attorneys, accountants and advisors (collectively, but only to the extent such persons have received the Disclosing Party’s Confidential Information, “Representatives”) that need to know the relevant Confidential Information for the Agreed Purpose and who are obligated by confidentiality obligations substantially similar to those contained in the Agreement;

(d)

implement and maintain adequate safety measures (including any reasonable security measures proposed or implemented by the Disclosing Party from time to time) to protect the Disclosing Party’s Confidential Information and to protect against unauthorised use or disclosure; and

(e)

not without the prior written consent of the Disclosing Party (except to the extent otherwise required by any applicable Laws or legal or judicial process or regulation) disclose to any person (other than its Representatives) or make any public announcement (oral or written) (i) that any investigations, discussions or negotiations are taking place concerning the Agreed Purpose, (ii) that the Receiving Party or its Representatives have requested or received any Confidential Information from the Disclosing Party under this Agreement or (iii) any of the terms, conditions or other facts with respect to the Agreed Purpose or such investigations, discussions or negotiations, including the status thereof. The Receiving Party is liable for any use or disclosure of the Disclosing Party’s Confidential Information in violation of the terms of the Agreement by any of its Representatives.

2.2	The confidentiality and non-use obligations set forth in this clause do not apply to the following:

(a)

information which is already in the public domain at the time of disclosure to the Receiving Party or its Representatives or after disclosure becomes publicly known other than through a breach of the Agreement by the Receiving Party or its Representatives;

(b)	information which can be proved by the Receiving Party to have been lawfully obtained prior to disclosure on a non-confidential basis; and

(c)	information subsequently and independently developed by the Receiving Party without use, direct or indirect, of the information required to be held confidential hereunder.

2.3

Notwithstanding any provision to the contrary, if the Receiving Party believes it is required by Law to disclose any of the Disclosing Party’s Confidential Information to a third party, the Receiving Party will:

(a)

immediately, if permitted by Law, notify the Disclosing Party of such a requirement to enable the Disclosing Party, at its own expense, to seek an appropriate protective order or other remedy and/or to narrow the scope of such requirement; and

(b)

co-operate with the Disclosing Party with respect to such matters and shall, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, only disclose such Confidential Information as it has ascertained, after taking legal advice, it is compelled by Law to disclose, ensuring all such information is accorded confidential treatment where possible.

2.4	The Parties agree that Confidential Information exchanged under this Agreement will not include personally identifiable data of patients.

2.5

All Confidential Information is and will remain the property of the Disclosing Party. Neither the Agreement nor any disclosure hereunder will be deemed to vest in the Receiving Party any license or ownership rights to the Disclosing Party’s Confidential Information or under any Confidential Information or inventions, patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the Disclosing Party or its Affiliates.

2.6

The Disclosing Party understands and acknowledges that the Receiving Party and/or its Affiliates may have in the past, currently do, or may in the future, either internally or with a third party, engage in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Confidential Information (“Independent Activities”). Accordingly, the Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed by implication or otherwise as preventing the Receiving Party or its Affiliates, during the Term of this Agreement or thereafter, from engaging in such Independent Activities, provided, that the Receiving Party and its Affiliates do not reference and do not use the Disclosing Party’s Confidential Information disclosed under this Agreement in connection therewith.

3	TERM AND TERMINATION

3.1

Term. Unless terminated earlier in accordance with its terms, the Agreement begins on the Effective Date and expires two (2) years thereafter (the “Term”). Either Party reserves the right to terminate the Agreement at any time upon fifteen (15) days’ prior written notice to the other Party.

3.2	Survival. The Agreement’s confidentiality and non-use obligations survive for ten (10) years after expiry or earlier termination of the Agreement.

3.3

Destruction of Confidential Information; Effect of termination. At the written request of the Disclosing Party, on completion of the Agreed Purpose, or upon the expiration or the termination of the Agreement, the Receiving Party will cease use of the Disclosing Party’s Confidential Information, and will on written request by the Disclosing Party promptly destroy all originals and copies of the Disclosing Party’s Confidential Information in tangible form (including electronic imaging) and shall direct its Representatives to do the same, and confirm in writing (e-mail being acceptable) that such Confidential Information has been destroyed, except that the Receiving Party will be permitted to retain one (1) copy of the Disclosing Party’s Confidential Information in a secure location solely to ensure continuing obligations hereunder or if required by any applicable Laws or internal compliance requirement, and the obligation to destroy the Disclosing Party’s Confidential Information will not apply to any backup copies made pursuant to the Receiving Party’s and its Representative’s routine information technology backup procedures. Notwithstanding Clause 3.2, any retained copies of the Disclosing Party’s Confidential Information permitted under this clause are subject to the Agreement’s confidentiality and non-use obligations.

4	REPRESENTATIONS AND WARRANTIES

4.1	Mutual representations and warranties. Each Party represents and warrants as of the Effective Date and continuing throughout the Term that:

(a)	it has the power, capacity and authority to enter into and carry out its obligations under the Agreement; and

(b)	the Agreement will be executed by its duly authorised representative(s) and, once executed, will constitute its legal, valid and binding obligations.

4.2

Except as expressly stated in the Agreement, the Disclosing Party makes no express or implied warranty nor representation concerning its Confidential Information, including the accuracy or completeness of its Confidential Information. Nothing in the Agreement nor any disclosure of Confidential Information obligates the Parties to enter into any further agreement.

5	MISCELLANEOUS

5.1	Interpretation. Unless otherwise stated in the Agreement:

(a)	headings are for ease of reference only;

(b)	a “person” includes any individual, legal entity, association, or other entity (whether or not having a separate legal personality);

(c)	references to the word “including” are construed without limitation; and

(d)	no reference should be made from the fact the contracting entity is defined as “GSK” as to its legal relationship with GSK plc or any of its Affiliates.

5.2

Publicity. Except with the prior written consent of the other Party or as expressly provided in the Agreement, neither Party will, directly or indirectly disclose or make any public statement regarding the Agreement or use the other Party’s trademarks, trade names or logos or in any other way identify the other Party publicly.

5.3

Remedies. The Parties acknowledge that damages alone may not be an adequate remedy for breach of the terms of the Agreement. Each Party is entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of the Agreement. Such relief is in addition to, and not in limitation of, any other rights or legal remedies available to a Party at law or in equity.

5.4

Severability, Waiver and Amendment. The Parties may only amend or vary the Agreement or waive any right or remedy under the Agreement in writing signed by a duly authorised representative of each Party. The Parties intend each provision of the Agreement to be distinct and severable. If any provision of the Agreement is found to be unenforceable, the enforceability of the remaining provisions will not be affected.

5.5

Assignment. The Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other Party. Any assignment without such consent shall be void; provided, however, upon written notice to the other Party, either Party may assign or novate the Agreement in whole or in part to an Affiliate or in connection with the sale or divestiture of all or substantially all of its business, stock or assets. The Agreement shall inure and be binding upon each Party’s successors and permitted assigns.

5.6

No Third Party Rights. No person or entity other than the Parties has the right to enforce any of the terms of the Agreement or has any third-party beneficiary rights except that Affiliates will be third-party beneficiaries under the Agreement and will have rights and benefits accorded to them under the Agreement and will subsequently be entitled to enforce any relevant terms. The rights of the Parties to rescind or vary or terminate the Agreement are not subject to the consent of any person who is not a Party hereunder.

5.7

Entire Agreement. The Agreement contains the entire agreement between the Parties in relation to its subject matter and supersedes all prior representations and understandings, whether oral or written. Each Party acknowledges that in entering into the Agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Agreement.

5.8

Counterparts. The Parties agree that the Agreement may be executed in counterparts, each of which will be considered an original, and together will constitute one agreement, and that any part of the Agreement may be executed using an electronic signature and an electronic record (e.g., a photographic, scanned or facsimile copy of a signature) of the Agreement will have the same effect as an original hardcopy.

6	CONTRACT MANAGEMENT AND DISPUTES

6.1	Notices.

(a)

Form and delivery. All notices under the Agreement will be in writing (which includes e-mail), in English and deemed to have been given on the second Business Day after posting when sent by registered or other form of next day certified post, postage paid; at the time the notice is left at the address when delivered by hand; or if sent by e-mail, upon the earlier of (a) acknowledgement of receipt or (b) the second Business Day following such e-mail being sent, in all cases provided sent to the nominated person at the address or e-mail address for the relevant Party set out on the signature page of the Agreement.

(b)	Address. A Party may change its address by notice in accordance with this clause 6.1.

(c)	E-mail. This clause will not entitle either Party to serve any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution by e-mail.

(d)

Security breach notices. Nuvalent will notify GSK via e-mail at cstd@gsk.com of any verified accidental, unauthorised or unlawful use, loss, destruction, disclosure, access, corruption, modification, sale, rental or other processing of any GSK Confidential Information within twenty-four (24) hours of Nuvalent’s verification of the security breach. GSK will notify Nuvalent via e-mail at LegalNotice@Nuvalent.com of any verified accidental, unauthorised or unlawful use, loss, destruction, disclosure, access, corruption, modification, sale, rental or other processing of any Nuvalent Confidential Information within twenty-four (24) hours of GSK’s verification of the security breach.

6.2	Governing Law. The Laws of the State of Delaware govern the Agreement without reference to conflict of law principles.

SIGNATURES TO FOLLOW

Agreed and accepted:		Agreed and accepted:

GlaxoSmithKline LLC		Nuvalent, Inc.

Signature:	/s/ Timothy Egan	Signature:	/s/ Deb Miller
Name:	Timothy Egan	Name:	Deb Miller
Title:	Executive Director, Oncology S&E	Title:	Chief Legal Officer

Date:	03-Sep-2025	Date:	03-Sep-2025

Address for Notices:		Address for Notices:

GSK		Nuvalent, Inc.
1250 South Collegeville Road, UP4110		One Broadway, 14th Floor
Collegeville, PA 19426		Cambridge, MA 02142
USA		USA

Attn: VP & Associate General Counsel,		Attn: Chief Legal Officer
Legal - BD & Corporate

With a copy to: legal.LCN@gsk.com		with a copy to: LegalNotice@Nuvalent.com